News from

Buckeye

Contacts:                      Steve Dean, Exec. Vice President
and Chief Financial Officer
901-320-8352

Eric Whaley
Investor Relations
901-320-8509
Website:  www.bkitech.com

BUCKEYE ANNOUNCES QUARTERLY DIVIDEND

MEMPHIS, TN January 29, 2013 – Buckeye Technologies Inc. (NYSE:BKI) announced today that its Board of Directors declared a regular quarterly cash dividend in the amount of $0.09 per common share payable on March 15, 2013, to shareholders of record as of the close of business on February 15, 2013.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, and Canada.  Its products are sold worldwide to makers of consumer and industrial goods.